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                                                                  EXHIBIT 21.1

   1  RoweCom, Inc.
   2  The Faxon Company, Inc.
   3  Corporate Subscription Services, Inc.
   4  Dawson, Inc.
   5  The Turner Subscription Agency, Inc.
   6  McGregor Subscription Services, Inc.
   7  Dawson Information Quest, Inc.
   8  Faxon Services International, Inc.
   9  Abacis, Inc.
  10  Apogee Holdings, Inc.
  11  Faxon Research Services, Inc.
  12  E Book, Inc.
  13  Nihon Faxon Co. Ltd.
  14  Faxon Asia Pacific Co, Ltd.
  15  Faxon Australia Pty, Ltd.
  16  Faxon Asia Pacific Information Services
  17  Rowe Communications, Ltd.
  18  International Subscription Agencies Pty. Ltd.
  19  RoweCom Global Limited
  20  RoweCom ULC
  21  Rowe Communications B.V.
  22  RoweCom Global Holdings, Ltd.
  23  RoweCom UK Limited
  24  Rowe Communications Espana S.L.
  25  RoweCom France SAS
  26  RoweCom Korea Inc.
  27  RoweCom Taiwan Inc.